Exhibit 4.48

Concerted Action Deed

This Deed is entered into by and between the following Parties in Hong Kong on December 30, 2021:

Party A: Peace Range Limited, a company incorporated under the laws of the British Virgin Islands with British Virgin Islands business registration no. 1839278 and whose registered address is located at Sea Meadow House, Blackburne Highway, P.O. Boc 116, Road Town, Tortola, British Virgin Islands;

Party B: Aptorum Therapeutics Limited, a Cayman Islands exempted limited liability company with Hong Kong business registration number F22845 and whose register office is located at unit 232, Building 12W, Phase three Hong Kong Sciences Park, Pak Shek Kok, Hong Kong.

Whereas:

1.	Scipio Life Sciences Limited (hereinafter referred to as the “Company”) is a limited liability company incorporated under the laws of the Cayman Islands with company number CB-325085 and whose register office is located at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands;

2.	Party A and Party B (collectively, the “Parties” and individually, the “Party”) collectively hold 52.15% equity interests in the Company when this Deed is concluded;

3.	To keep the stable shareholding structure of the Company, improve the efficiency in making decisions for material affairs of the Company, and ensure the consistency and continuity in the business operation of the Company, the Parties hereto reach this Deed on a voluntary basis.

Article 1 Confirmation and Content of Concerted Action

The Parties confirm that they shall act in concert following the execution date of this Deed, and conduct acts in concert by making same expression of intentions at shareholders’ meetings of the company to exercise joint control and management over the company.

From the effective date of this Deed, the Parties will continuously act in concert and give the same expression of intentions with respect to the following matters of the Company:

(1)	Exercising voting rights at shareholders’ meetings;

(2)	Making proposals to shareholder’s meetings;

(3)	Nominating candidates of directors and supervisors;

(4)	Making material decisions for the Company (save for the administrative and managerial duty of work being managed by the board of directors and executives of the Company);

(5)	Exercising the rights as shareholders of the Company in accordance with the Articles of Association of the Company and other relevant agreements or documents between the Company and other related parties;

(6)	Performing the obligations as shareholders of the Company in accordance with the Articles of Association of the Company and other relevant agreements or documents between the Company and other related parties; and

(7)	Exercising other rights granted to shareholders of the Company under laws, administrative regulations, other normative documents, and the Articles of Association of the Company.

When Party A cannot participate in any shareholders’ meeting of the Company, Party A shall appoint Party B or a person designated by Party B as proxy to participate in such meeting or discussion and make a decision or exercise voting rights.

With regard to decision on the joint control and management over the Company as stipulated in this Deed, each party shall have one vote (not by way of poll between Party A and Party B) and resolutions of between Party A and Party B shall be passed by simple majority. In the case of an equality of votes for any matter above Party B shall have a second or casting vote.

Article 2 Continuity of Concerted Action

After this Deed is signed, additional equity interests held, directly or indirectly, by the Parties due to transfer, bonus shares, conversion of reserves into share capital, share incentives, etc. shall be subject to this Deed.

Article 3 Remedies for Violation of the Provisions on Concerted Action

If any Party violates any provision on concerted action hereunder, the Party shall take effective measures to eliminate the impacts caused by its violation to the satisfaction of the non-breaching party without violating applicable laws, regulations, or normative documents and the articles of association.

Should the remedial measures mentioned above be not satisfactory to the non-breaching Party Company, the Party violating the provisions hereunder shall transfer, at the request of the non-breaching Party, all the equity interests it holds, directly or indirectly, in the Company and all relevant rights and interests to the non-breaching Party at the conditions set by the non-breaching Party, and the non-breaching Party may further require such Party to transfer all the equity interests and relevant rights and interests to a designated third party in accordance with the provisions of the Articles of Association of the Company. In the event that the Articles of Association of the Company does not allow the transfer of shares in the Company from the violating Party to the non-breaching Party as aforesaid, the violating Party shall procure the transfer of shares to non-breaching Party or its designated party on its best efforts.

Article 4 Rescission, Modification, and Termination

Modifications to this Deed shall be subject to a written consensus reached between the Parties through negotiation.

During the term of this Deed, neither Party may transfer its equity interests in the Company without obtaining the prior written consent of the other Party and causing the transferee to be subject to the provisions of this Deed.

During the term of this Deed, neither Party may unilaterally terminate this Deed without a consensus between the Parties.

Article 5 Governing Law

The conclusion, validity, interpretation, performance, and dispute resolution in respect of this Deed shall be governed by and interpreted in accordance with laws of Hong Kong. If any provision herein is held illegal, invalid, or unenforceable in whole or in part in accordance with the laws of Hong Kong, such provision or its relevant part shall be deemed not as a portion of this Deed within the scope above; provided, however, that the legality, validity, and enforceability of the remaining portions of this Deed shall not be affected.

Article 6 Dispute Resolution

Disputes between the Parties arising from or in connection with this Deed shall be solved through negotiation first. If the negotiation fails, the disputes shall be submitted to Hong Kong International Arbitration Centre for arbitration in Hong Kong in accordance with its then effective arbitration rules. The arbitration award shall be final, and binding on the Parties. During the dispute resolution, except for the matters in dispute, the Parties shall continue to perform other provisions hereof.

Article 7 Validity and Term

This Deed shall be effective from the date of execution by the Parties to the date when either Party no longer holds, directly or indirectly, equity interests in the Company with the consent of the other Party, or when this Deed is terminated.

Article 8 Miscellaneous

If any provisions of the Articles of Association of the Company at any time conflict with any of the provisions of this Deed, the provisions of this Deed shall (as between the parties) prevail and the Parties shall whenever necessary exercise all voting and other rights and powers available to them to procure the alteration of the Articles of Association of the Company to the extent necessary to permit the Company and its affairs to be carried out as provided in this Deed.

In the event that any term, condition or provision of this Deed is held to be a violation of any applicable law, statute or regulation the same shall be deemed to be deleted from this Deed and shall be of no force and effect and this Deed shall remain in full force and effect as if such term, condition or provision had not originally been contained in this Deed.

This Deed is made in two (2) originals, each Party holding one (1) original. Every original has the same legal force.

(No text below)

Concerted Action Deed - Signature page

Peace Range Limited (Sign, Seal and Deliver)

By:	/s/ Lam Kwok Fu
Name:	Lam Kwok Fu
Title:	Director

Concerted Action Deed - Signature page

Aptorum Therapeutical Limited (Sign, Seal and Deliver)

By:	/s/ Darren Lui
Name:	Darren Lui
Title:	Director

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